PROSPECTUS

                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 33-86472

                      [LOGO OF U.S. BANCORP APPEARS HERE]

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                              ------------------

  The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of U. S. Bancorp provides holders of U. S. Bancorp's common stock, $5 par value ("Common Stock"), with a convenient and economical method of purchasing additional shares of Common Stock.

  Participants in the Plan may elect:

    Full Dividend Reinvestment. Have dividends on all shares held of record automatically reinvested. Optional cash payments to purchase additional shares are also permitted (see below).

    Partial Dividend Reinvestment. Have dividends on only a portion of shares held of record reinvested and continue to receive cash dividends on the other shares. Optional cash payments to purchase additional shares are also permitted (see below).

    Optional Cash Payments Only. Make optional cash payments of at least $25 per payment but not more than $75,000 per calendar year for investment in Common Stock. Full or partial reinvestment of dividends on shares held of record is not required in order to make optional cash payments under the Plan.

  Cash dividends on all shares held in a participant's account under the Plan will be automatically reinvested in Common Stock regardless of the election made with respect to shares held of record by the participant.
                                                       (Continued on Next Page)

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ------------------

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 1, 1995.

(Continued from Previous Page)
  The shares of Common Stock purchased under the Plan with reinvested dividends and optional cash payments will, at the election of U. S. Bancorp, be newly issued shares, outstanding shares purchased by the Plan's administrator, or any combination thereof. If newly issued shares are purchased from U. S. Bancorp, the purchase price per share (the "Purchase Price") will be the Market Price (as defined in Question 12 herein) of the Common Stock on the investment date. If U. S. Bancorp elects not to sell newly issued shares to the Plan with respect to a given investment date, the Plan's administrator will purchase outstanding shares of Common Stock in market or negotiated transactions, and the Purchase Price to participants will be the weighted average price per share (including brokerage commissions) paid to obtain such shares.

  Beginning January 1, 1996, the following additional features will become available under the Plan:

    Safekeeping Feature. Participants may deposit for safekeeping certificates for shares of Common Stock to be held for their account under the Plan.

    Automatic Monthly Deductions Feature. Participants may make optional cash payments of at least $25 per payment but not more than $75,000 per calendar year by means of monthly automatic deductions from a predesignated account with a United States financial institution.

    Sale Feature. Participants may request the Plan's administrator to sell any number of shares held in their Plan accounts.

  Please see Question 9 herein for an explanation of the service charges, brokerage commissions, and other costs which may be incurred by participants in connection with various transactions under the Plan. The terms and conditions governing the Plan are described in this Prospectus, which should be read carefully and retained for future reference.

                             AVAILABLE INFORMATION

  U. S. Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Reports, proxy statements and other information filed by U. S. Bancorp can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  U. S. Bancorp will provide without charge a copy of any and all of the information incorporated by reference herein (not including exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) to each shareholder to whom a copy of this Prospectus is delivered, upon written or oral request of any such shareholder. Requests should be directed to U. S. Bancorp, Investor Relations, P.O. Box 8837, Portland, Oregon 97208, telephone (503) 275-5834.

                                 U. S. BANCORP

  U. S. Bancorp is a regional multi-bank holding company. Its principal executive offices are located at 111 S.W. Fifth Avenue, Portland, Oregon 97204, and its telephone number is (503) 275-6111. The telephone number for inquiries regarding the Plan is (800) 446-2617.

                            DESCRIPTION OF THE PLAN

  The following, in question and answer form, is a statement of the provisions of the Plan. Those holders of U. S. Bancorp's Common Stock who do not participate in the Plan will receive cash dividends, as declared, by check as usual.

PURPOSE

1. What is the purpose of the Plan?

  The purpose of the Plan is to provide holders of Common Stock with a simple and convenient way to invest cash dividends and optional cash payments in shares of Common Stock. First Chicago Trust Company of New York is administrator of the Plan and acts as Agent for participants (the "Agent" or "First Chicago").

ADVANTAGES

2. What are the advantages of the Plan?

  As a participant in the Plan you may:

    (a) have cash dividends on all or a portion of the shares of Common Stock registered in your name automatically reinvested at a price equal to the Purchase Price (see Question 12) and, within certain limits, purchase additional shares of Common Stock at such price with optional cash payments (see Questions 14 and 15). There is no service charge for reinvestment of your dividend. See Question 9 for a description of the fees payable in connection with optional cash payments;

    (b) obtain full investment use of funds, as the Plan provides for fractions of shares, as well as whole shares, to be credited to a participant's account;

    (c) avoid cumbersome safekeeping requirements and record keeping costs for shares credited to your account under the Plan through the free custodial service and reporting provisions of the Plan. You may take additional advantage of this service by having Common Stock certificates registered in your name deposited with the Agent for credit as shares held under the Plan, free of charge;

    (d) elect automatic monthly deductions (see Question 17) to make optional cash payments (see Questions 14 and 15) from a predesignated account with a United States financial institution (see Question 9 for applicable service charges);

    (e) request a transfer at any time of all or a portion of your shares held in the Plan to a Plan account for another person (see Questions 22-
  24); and

    (f) request the Agent to sell any number of the shares held in your Plan account (see Questions 26-28; costs of sale are discussed in Question 27).

ADMINISTRATION

3. Who administers the Plan for participants?

  First Chicago, as Plan administrator, administers the Plan for participants, keeps records, sends statements of account to participants and performs other duties relating to the Plan.

  First Chicago will retain for safekeeping the shares held for your account under the Plan until it receives a written request from you for the withdrawal or sale of all or part of your shares (see Questions 25-28) or until you terminate your participation in the Plan (see Questions 29 and 30). Shares of Common Stock held under the Plan will be registered in the name of First Chicago (or the name of its nominee), as Agent for you and the other participants in the Plan, and credited to the accounts of the respective participants.

PARTICIPATION

4. Who is eligible to participate?

  All holders of record of Common Stock are eligible to participate in the Plan except as provided below. Owners of Common Stock whose shares are registered in the name of a broker or nominee (or otherwise registered in names other than their own) must become shareholders of record by having all or some of their shares transferred into their own names to be eligible to participate in the Plan. Alternatively, any such beneficial owner may indirectly participate by arranging to have the record owner of the shares participate in the Plan on behalf of such beneficial owner. Also, a shareholder of record will not be eligible to participate in the Plan if he or she resides in a jurisdiction in which the offer or sale of Common Stock under the Plan would be unlawful in the absence of registration under the securities laws of such jurisdiction and such registration has not been undertaken or completed. U. S. Bancorp reserves the right at any time to suspend or terminate the participation of any shareholder in the Plan.

5. How does an eligible shareholder participate?

  An eligible shareholder may join the Plan by properly completing and signing an Enrollment Card and returning it to First Chicago Trust Company of New York in the envelope provided or to P.O. Box 2598, Jersey City, New Jersey 07303-2598.

  Additional forms may be obtained at any time by written request to First Chicago at the above address or by calling First Chicago toll-free at (800) 446-2617.

6. When may an eligible shareholder join the Plan?

  An eligible shareholder may join the Plan at any time. If an Enrollment Card specifying reinvestment of dividends is received by First Chicago on or before the record date established for the next cash dividend, reinvestment will begin with the dividend. If the Enrollment Card is received after the record date established for the next cash dividend, reinvestment of dividends will not begin until the dividend payment date following the next record date. If an Enrollment Card specifying optional cash payments is received by First Chicago, investment of any payments will be made as described in Questions 14 and 15.

  Dividend payment dates for the Common Stock and the related record dates are typically as follows:

                        APPROXIMATE
                         DIVIDEND
          APPROXIMATE     PAYMENT
          RECORD DATE       DATE
          -----------   -----------
          March 9       April 1
          June 9        July 1
          September 9   October 1
          December 9    January 2

  For example, a cash dividend payable April 1 will be reinvested if a completed Enrollment Card is received by First Chicago on or before March 9. If the Enrollment Card is received after March 9, but on or before June 9, the first dividend reinvested will be the dividend payable July 1.

7. What does the Enrollment Card provide?

  The Enrollment Card provides for the purchase of Common Stock through the following investment options:

    (a) Full Dividend Reinvestment. Reinvest all cash dividends on all shares then or subsequently registered in the participant's name. The participant may also make optional cash payments for the purchase of additional shares in accordance with the Plan.

    (b) Partial Dividend Reinvestment. Reinvest the cash dividends on a specified number of the shares then registered in the participant's name (or if a lesser number are registered in the participant's name in the future, the cash dividends on the lesser number). The participant may also make optional cash payments for the purchase of additional shares in accordance with the Plan.

    (c) Optional Cash Payments Only. The participant may make optional cash payments for the purchase of additional shares in accordance with the Plan, without reinvesting dividends on any of the shares registered in the participant's name.

  Under any of the investment options, cash dividends on all shares held in a participant's account under the Plan will be reinvested in accordance with the Plan.

8. How may a participant change options under the Plan?

  As a participant, you may change your investment option at any time by completing and signing a new Enrollment Card and returning it to First Chicago Trust Company of New York in the envelope provided or to P.O. Box 2598, Jersey City, New Jersey 07303-2598. An Enrollment Card and postage-paid envelope may be obtained at any time by contacting First Chicago at the above address or by telephone toll-free at
(800) 446-2617. Any change relating to the reinvestment of dividends must be received by First Chicago no later than the record date for a dividend in order to effect the change for that dividend.

COSTS

9. Are there any costs to participants in connection with purchases or sales under the Plan?

  There are no service charges for the reinvestment of your dividends or for holding shares for your account under the Plan. For optional cash payments, there is a service fee of 5% of the invested amount up to a maximum of $3 per investment. Also, if you elect automatic monthly deductions from your bank account, you will be charged a $1 transaction fee per month. With respect to both dividend reinvestments and optional cash payments, if outstanding shares are purchased by the Agent in market transactions, the purchase price will include the related brokerage commissions. For sales of shares, participants will pay a service fee of $10 plus the related brokerage commissions and any other costs of sale.

PURCHASES

10. What is the source of shares of U. S. Bancorp Common Stock purchased under the Plan?

  Shares will be, at U. S. Bancorp's discretion, either newly issued shares or outstanding shares purchased by the Agent, or any combination thereof. Purchases of outstanding shares by the Agent in market or negotiated transactions will usually begin on the Investment Date (as defined in Question
11) and will be completed no later than 30 days from such date except where completion at a later date is required or advisable under applicable law. The Agent has full discretion as to all matters relating to such purchases, including the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which shares are purchased (including any securities exchange, in the over-the-counter market or in negotiated transactions), and the persons, including brokers or dealers, from or through whom such purchases are made. The Agent may grant a broker discretion as to any or all of the matters described above. Neither U. S. Bancorp nor any participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the brokers or dealers through or from whom purchases are to be made.

11. When will shares be purchased under the Plan?

  Purchases of Common Stock with reinvested dividends will be made as of the dividend payment date each quarter. Purchases of Common Stock with optional cash payments will be made as of the dividend payment date for months during which a cash dividend is paid and as of the first day of the month or, if such date is not a business day, as of the first business day thereafter for months in which a cash dividend is not paid. Participants will become owners of shares purchased under the Plan as of the date of purchase (the "Investment Date").

12. What is the Purchase Price of shares purchased under the Plan?

  For purchases of newly issued shares from U. S. Bancorp, the price at which shares of Common Stock will be purchased (the "Purchase Price") whether with reinvested dividends or with optional cash payments, will be equal to the Market Price (as defined below) of the Common Stock on the Investment Date. "Market Price" on any date shall be the average of the daily high and low sales prices for the Common Stock on the National Association of Securities Dealers Automated Quotation (Nasdaq) System as reported in The Wall Street Journal (subject to verification) for the period of three trading days ending on such date (or the period of three trading days immediately preceding such date if such sales prices are not available for such date because the date is not a trading day or otherwise). If there is no reported trading in the shares for any trading day in the three-day period, the Market Price will be determined by U. S. Bancorp on the basis of such market quotations as it shall deem appropriate.

  The Purchase Price of outstanding shares purchased by the Agent will be the weighted average price per share (including any brokerage commissions) paid to obtain them.

13. How many shares of Common Stock will be purchased for participants?

  The number of shares to be purchased depends on the amount of cash dividends or optional cash payments to be invested and the Purchase Price. A participant's account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested divided by the Purchase Price per share.

14. How are optional cash payments made?

  If you elect to have your dividends reinvested in whole or in part, you may also make optional cash payments as described below. If you elect to make only optional cash payments (and not reinvest dividends on your Common Stock), cash dividends on Common Stock registered in your name will be paid to you in the usual manner and any optional cash payments received from you will be applied to the purchase of additional shares of Common Stock for your account under the Plan.

  Optional cash payments may be submitted at any time and, if received before a scheduled Investment Date (see Question 11), will be invested in Common Stock on that Investment

Date. Optional cash payments received on or after a given Investment Date will be held until the next following Investment Date, at which time they will be invested in accordance with the Plan. INTEREST WILL NOT BE PAID ON OPTIONAL CASH PAYMENTS PRIOR TO INVESTMENT.

  You may make an initial optional cash payment when enrolling in the Plan by enclosing a check or money order (in United States dollars), made payable to First Chicago--U. S. Bancorp, with the Enrollment Card. Thereafter, optional cash payments may be made through the use of a cash payment form which is attached to each statement received from First Chicago or by automatic deductions on a monthly basis from your financial institution account (see Question 17). The form and check should be mailed to First Chicago Trust Company of New York, Dividend Reinvestment Plans, P.O. Box 13531, Newark, New Jersey 07188-0001. Post-dated checks or third-party checks will be returned. The same amount of money need not be sent each calendar month and no payment need be made in any given calendar month.

15. What are the limitations on the amount of optional cash payments?

  Any optional cash payments you wish to make must be at least $25 per payment and may not total more than $75,000 per calendar year. Optional cash payments received in an amount less than $25 or in excess of $75,000 per calendar year will be returned to you. Only checks or money orders should be remitted.

16. Will optional cash payments be returned upon request?

  Optional cash payments received by First Chicago will be returned to you upon written request received by First Chicago at least two business days prior to the Investment Date following their receipt. However, no refund of a check or money order will be made until the funds have been actually received by the Agent.

AUTOMATIC MONTHLY DEDUCTIONS

17. What is the Automatic Monthly Deductions feature of the Plan and how does it work?

  Participants may make optional cash payments of not less than $25 per payment nor more than a total of $75,000 during a calendar year by means of a monthly automatic funds transfer ("Automatic Monthly Deductions") from a predesignated account with a United States financial institution. Participants will be charged a $1 transaction fee for each automatic deduction. This amount will be deducted from the investing amount.

  To initiate Automatic Monthly Deductions, a person must already be a participant with a Plan Account and must complete and sign an Automatic Monthly Deductions Form with a voided blank check for the account from which funds are to be drawn. Automatic Monthly Deductions Forms may be obtained from the Agent. Forms will be processed and will become effective as promptly as practicable following receipt.

  Once Automatic Monthly Deductions is initiated, funds will be drawn from the participant's designated financial institution account on the third business day preceding the Investment Date of each month, and will be invested in Common Stock as of that Investment Date.

  Participants may change the amount of their Automatic Monthly Deductions by completing and submitting to the Agent a new Automatic Monthly Deductions Form. To be effective with respect to a particular Investment Date, however, the new Automatic Monthly Deductions Form must be received by the Agent at least six business days preceding that Investment Date. Otherwise, the change will be effective the following month. Participants may terminate their Automatic Monthly Deductions by notifying the Agent in writing.

REPORTS TO PARTICIPANTS

18. What reports will be sent to participants in the Plan?

  As soon as practicable after each purchase of additional shares, a statement of account will be mailed to you. These statements are a record of the cost of purchase of shares under the Plan and should be retained for income tax purposes. In addition, you will be sent revised Prospectuses for the Plan and copies of U. S. Bancorp's annual reports to shareholders, proxy statements, and dividend income information for tax reporting purposes.

DIVIDENDS

19. Will participants be credited with dividends on shares held in their accounts under the Plan?

  Yes. As the record holder for the shares held in participants' accounts under the Plan, First Chicago will receive dividends for all Plan shares held on the dividend record date, will credit such dividends to participants' accounts on the basis of whole and fractional shares held in the accounts, and will automatically reinvest such dividends in additional shares of Common Stock.

CERTIFICATES FOR SHARES

20. Will certificates be issued for shares purchased under the Plan?

   U. S. Bancorp will not issue to you certificates for shares of Common Stock purchased under the Plan except upon your written request (see Question 25) or upon termination of your account (see Question 29). Your shares will be held in the name of First Chicago or its nominee. The number of shares purchased for your account under the Plan will be shown on your statement of account. This feature protects against loss, theft or destruction of stock certificates.

SAFEKEEPING

21. May certificates held by participants be deposited in the Plan?

  At the time of enrollment in the Plan, or at any later time, participants may use the Plan's share safekeeping service to deposit any Common Stock certificates in their possession with the Agent. Shares deposited will be transferred into the name of the Agent or its nominee and credited to the participant's account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. If a certificate issuance is later requested, new, differently numbered certificates will be issued.

  By using the Plan's share safekeeping service, participants no longer bear the risk associated with loss, theft or destruction of stock certificates. There is no charge for this custodial service. Also, because shares deposited with the Agent are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner.

  Participants who wish to deposit their Common Stock certificates with the Agent must mail their request and their certificates to the Agent. The certificates should not be endorsed. To insure against loss resulting from mailing certificates, the Agent will provide mail insurance free of charge. To be eligible for certificate mailing insurance, an individual investor must observe the following guidelines. Certificates must be mailed in brown, pre-addressed return envelopes supplied by the Agent. Certificates mailed to the Agent will be insured for up to $25,000 current market value provided they are mailed first class. Individual investors must notify the Agent of any claim within thirty (30) calendar days of the date the certificates were mailed. To submit a claim, an individual investor must be a participant in the Plan or current holder of record of shares of Common Stock. In the latter case, the claimant must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 and coverage is available only when the certificate(s) are sent to the Agent in accordance with the guidelines described above.

  Insurance covers the replacement of shares of Common Stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the individual mails the certificates until such time as replacement can be effected.

  If a participant does not use the brown pre-addressed envelope provided by the Agent, certificates mailed should be insured for possible mail loss for 2% of the market value (minimum of $20.00); this represents the participant's replacement cost.

TRANSFERRING SHARES

22. May a participant assign or transfer to another person all or a part of his or her shares held under the Plan?

  Yes. If a participant wishes to change the ownership of all or part of his or her shares held under the Plan through gift, private sale or otherwise, the participant may effect the transfer by mailing a properly completed and executed Gift/Transfer Form to the Agent. Transfers of less than all of a participant's shares must be made in whole share amounts. No fraction of a share may be transferred. Requests for transfer are subject to the same requirements as for the transfer of Common Stock certificates, including the requirement of a Medallion Signature Guarantee. A Medallion Signature Guarantee is a signature guaranteed by an institution such as a commercial bank, trust company, securities broker/dealer, credit union, or a savings institution participating in a Medallion Program approved by the Securities Transfer Association, Inc. No other form of signature verification will be accepted. Gift/Transfer Forms are available upon request from the Agent. The transferor will be responsible for the payment of any applicable stock transfer tax.

23. If Plan shares are transferred to another person, will U. S. Bancorp issue a stock certificate to the transferee?

  No. Unless you follow the procedures for withdrawal (see Question 25), shares transferred will continue to be held by the Agent under the Plan. A Plan account will be opened in the name of the transferee, if he or she is not already a participant, and the transferee will automatically be enrolled in the Plan. All dividends on shares transferred to the transferee's Plan account will be reinvested under the terms of the Plan.

24. How will a transferee be advised of his or her ownership?

  The transferee will receive a statement showing the number of shares transferred to and held in his or her Plan account. At the transferor's request a gift certificate evidencing the transfer will be sent to the transferee.

WITHDRAWALS

25. How may a participant withdraw shares purchased under the Plan?

  Certificates for any number of whole shares credited to your account under the Plan will be issued to you upon your written request to First Chicago specifying the number of whole shares to be withdrawn. Certificates for fractions of shares will not be issued. If you are reinvesting cash dividends with respect to all shares registered in your name, cash dividends with respect to shares withdrawn from your account will continue to be reinvested. Dividends on any whole or fractional shares remaining in your account will also continue to be reinvested.

  Your account under the Plan will be maintained in the name in which your certificates were registered at the time you entered the Plan. Therefore, certificates for whole shares will be similarly registered when issued at your request. Should you want your shares registered and issued in a different name or to change the name in which your account is maintained, you must so indicate in a written request and comply with any applicable transfer requirements (see Question 22). If you wish to pledge shares credited to your Plan account, you must first withdraw such shares from the account.

SALES

26. Can shares in your Plan account be sold?

  Yes. A participant may request the Agent to sell any number of shares held in his or her Plan account by notifying the Agent in writing or by calling
(800) 446-2617. The sale will be made as soon as possible after receipt of the request at the then prevailing market price for shares of Common Stock. A request to sell all shares, whole and fractional, will be considered a termination of participation in the Plan (see Questions 29-32).

  Directors and executive officers of U. S. Bancorp and certain directors or executive officers of its subsidiaries will not be permitted to sell shares through the Plan and must withdraw their shares from their Plan accounts in order to make a sale (see Question 25).

27. What does it cost to have the Agent sell shares?

  If the Agent sells shares at a participant's request, the selling participant will be charged a service fee of $10, the related brokerage commissions and any other costs of sale. The participant will receive from the Agent a check for the net cash proceeds of the sale after the service fee, commissions and any other costs of sale are deducted.

28. Is there any advantage to a participant in selling shares through the Plan, rather than withdrawing shares and making an individual sale in the open market?

  There may be an advantage in having the Agent sell shares for a participant, since share sale requests may be combined with any other such requests made at the same time. In that event, the brokerage commissions for all such transactions will be prorated over all shares sold, and may result in lower selling costs per share to the selling participants.

SELLING PARTICIPANTS SHOULD BE AWARE THAT THE COMMON STOCK MARKET PRICE MAY FALL DURING THE PERIOD BETWEEN FORWARDING A REQUEST FOR SALE, ITS RECEIPT BY THE AGENT, AND THE ULTIMATE SALE. THIS RISK SHOULD BE EVALUATED BY THE PARTICIPANT AND IS A RISK TO BE BORNE SOLELY BY THE PARTICIPANT.

TERMINATION

29. How is participation in the Plan terminated?

  In order to terminate your participation in the Plan, you must send a written request to First Chicago and request either that the Agent issue to you certificates for the whole shares credited to your Plan account and send you a check for any fractional share or that the Agent sell all the shares held for your account in the Plan (see Questions 26-28) or a combination of issuance and sale. Payment for any fractional share will be determined by the proceeds from shares of Common Stock sold for such purpose, less a pro-rated portion of related brokerage commissions, any service fee and any applicable stock transfer tax.

30. When may participation in the Plan be terminated?

  You may request termination of your participation in the Plan at any time. If the request for termination is received by First Chicago prior to the next dividend record date, the amount of the dividend which otherwise would have been reinvested on the dividend payment date will be paid to you in cash.

  If the request to terminate your account is received on or after a dividend record date, First Chicago may either pay the dividend in cash or reinvest it in shares on behalf of the terminating participant. If the dividend is reinvested, First Chicago may sell the shares purchased and remit the proceeds to the participant, less any service fee, any brokerage commission and any other costs of sale.

  Any uninvested optional cash payment which you sent to First Chicago prior to the notice of termination will be returned to you provided the request to terminate is received at least two business days prior to the next Investment Date.

31. When may a shareholder rejoin the Plan?

  Generally, an eligible shareholder may rejoin the Plan at any time. However,
U. S. Bancorp reserves the right to refuse to enroll any shareholder in the Plan.

32. What happens if all shares of Common Stock held of record by the participant are transferred or sold?

  If you dispose of all your shares of Common Stock held of record, First Chicago will continue to reinvest the dividends on the whole and fractional shares held in your account under the Plan.

FEDERAL INCOME TAX MATTERS

33. What are the principal federal income tax consequences of participation in the Plan?

  Dividend income and basis. A shareholder participating in the Plan will be treated for federal income tax purposes as having received, on the dividend payment date, a taxable dividend equal to the fair market value (as defined below) on that date of newly-issued shares acquired with reinvested dividends, the amount of which will be equal to the cash dividends reinvested. With respect to outstanding shares purchased by the Agent with reinvested dividends, the shareholder will be treated as having received a taxable dividend in the amount of the cash dividends reinvested.

  The tax basis per share, for shares acquired through either dividend reinvestment or optional cash payment, will be equal to the fair market value of the shares on the Investment Date. For purposes of determining the amount of dividend income and tax basis, U. S. Bancorp intends to report the fair market value of the shares as the Purchase Price as determined under the Plan (see Question 12). Information forms (Forms 1099-DIV) will be mailed to participants following the end of each calendar year and will set forth the taxable dividends reportable for federal income tax purposes.

  Holding period. The holding period for shares acquired under the Plan will begin the day after the applicable Investment Date.

  Withholding. In the case of shareholders subject to backup withholding under the federal income tax laws, the amount of the dividend reinvested will be reduced by the amount of tax to be withheld.

  Additional information. A participant will not realize any taxable income when he or she receives certificates for whole shares previously credited to his or her account under the Plan, either upon withdrawal of the shares from such account or upon termination of participation in the Plan. However, a participant who sells shares held in his or her account, including a sale of a fractional share, upon termination of participation in the Plan, will realize gain or loss measured by the difference between the amount of the cash received and the tax basis of the shares sold. Such gain or loss generally will be capital in character if such shares are a capital asset in the hands of the participant.

  For further information as to tax consequences of participation in the Plan, participants should consult with their own tax advisers.

34. How are income tax withholding provisions applied to foreign participants?

  In the case of foreign holders of Common Stock whose cash dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the dividends, and the remaining amount of the dividends will be reinvested.

OTHER INFORMATION

35. If U. S. Bancorp has a Common Stock rights offering, how will the rights on the Plan shares be handled?

  Participation in any rights offering will be based upon both the shares of Common Stock held of record by a participant and the whole shares credited to the participant's account. Rights certificates will not be issued for fractional shares.

36. What happens if U. S. Bancorp issues a dividend payable in Common Stock or declares a stock split?

  Any stock dividend or shares resulting from stock splits distributed by U.
S. Bancorp with respect to shares of Common Stock, both whole and fractional, credited to a participant's account under the Plan will be added to the participant's account.

37. How will your Plan shares be voted at a meeting of shareholders?

  You will receive one proxy card covering both the whole shares credited to your account under the Plan and any shares which you hold of record. If the proxy card is properly signed and returned prior to the meeting, the persons named as proxies will vote the shares as specified by you or, if no choice is specified, the shares will be voted in accordance with the recommendations of
U. S. Bancorp's management. If the proxy card is not returned or if it is returned unsigned, the shares will not be voted by the named proxies.

38. What are the responsibilities of First Chicago under the Plan?

  Neither U. S. Bancorp nor First Chicago in administering the Plan will be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death or with respect to the prices at which shares of Common Stock are purchased or sold for the participant's account, the times when such purchases or sales are made or any fluctuations in the market value of the Common Stock.

  The participant should recognize that neither U. S. Bancorp nor First Chicago can provide any assurance of a profit or protection against loss on any shares purchased or sold under the Plan.

39. May the Plan be changed, suspended or discontinued?

  U. S. Bancorp reserves the right to amend, suspend or terminate the Plan at any time, including the period between a dividend record date and the related dividend payment date. Notice of any such amendment, suspension or termination will be sent to all participants. If any such suspension continues for more than 30 days, First Chicago will return any optional cash payments which have not been applied to the purchase of Common Stock.

40. How is the Plan to be interpreted?

  Any questions of interpretation arising under the Plan will be determined by
U. S. Bancorp and any such determination shall be conclusive.

41. Where should telephone inquiries and correspondence regarding the Plan be directed?

  The toll-free telephone number of First Chicago for inquiries regarding the Plan is (800) 446-2617. All correspondence concerning the Plan should be directed as follows:

  Checks for Optional Cash Payments
  ---------------------------------
  First Chicago Trust Company of New York
  Dividend Reinvestment Plans--U. S. Bancorp
  P.O. Box 13531
  Newark, New Jersey 07188-0001

  Terminations and Other Correspondence
  -------------------------------------
  First Chicago Trust Company of New York
  Dividend Reinvestment Plans--U. S. Bancorp
  P.O. Box 2598
  Jersey City, New Jersey 07303-2598

  It is suggested that this Prospectus be retained for future reference.

                                USE OF PROCEEDS

  To the extent that newly issued shares are purchased directly from U. S. Bancorp, the net proceeds will be used by U. S. Bancorp for general corporate purposes, including investments in, or extensions of credit to, U. S. Bancorp's existing and future subsidiaries. U. S. Bancorp is unable to estimate the aggregate amount of proceeds from the issuance of such shares.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the SEC are incorporated herein by reference:

    (a) U. S. Bancorp's annual report on Form 10-K for the year ended December 31, 1994.

    (b) U. S. Bancorp's quarterly reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

    (c) U. S. Bancorp's report on Form 8-K dated August 30, 1995.

    (d) The description of Common Stock set forth in Exhibit 28 to U. S. Bancorp's quarterly report on Form 10-Q for the quarter ended June 30, 1992.

  All documents filed by U. S. Bancorp pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this Prospectus and prior to the termination of the offering pursuant to the Plan, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

  U. S. Bancorp's articles of incorporation provide that U. S. Bancorp shall indemnify each of its directors and officers to the fullest extent permissible under the Oregon Business Corporation Act against all expense, liability and loss incurred as a result of the fact that such person is or was a director or officer of U. S. Bancorp, or is or was serving at the request of U. S. Bancorp as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In addition, U. S. Bancorp has entered into an indemnification agreement with each of its directors pursuant to which it has agreed to indemnify each director against any liability to pay a judgment, settlement, penalty, fine or reasonable expenses (including attorney fees) incurred in connection with any action, suit or proceeding arising out of such director's service as described above.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling U. S. Bancorp pursuant to the foregoing provisions, U. S. Bancorp has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

  U. S. Bancorp maintains directors' and officers' liability insurance under which U. S. Bancorp's directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their wrongful acts in such capacities.

================================================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY STATE IN WHICH SUCH OFFER MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF U. S. BANCORP SINCE THE DATE HEREOF.

                              ------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
U. S. Bancorp..............................................................   3
Description of the Plan....................................................   3
 Purpose...................................................................   3
 Advantages................................................................   4
 Administration............................................................   4
 Participation.............................................................   5
 Costs.....................................................................   7
 Purchases.................................................................   7
 Automatic Monthly Deductions..............................................   9
 Reports to Participants...................................................  10
 Dividends.................................................................  10
 Certificates for Shares...................................................  10
 Safekeeping...............................................................  11
 Transferring Shares.......................................................  12
 Withdrawals...............................................................  12
 Sales.....................................................................  13
 Termination...............................................................  14
 Federal Income Tax Matters................................................  15
 Other Information.........................................................  16
Use of Proceeds............................................................  18
Incorporation of Certain Documents by Reference............................  18
Indemnification for Securities Act Liabilities.............................  18

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                      [LOGO OF U.S. BANCORP APPEARS HERE]

                                  ----------

                                  PROSPECTUS

                                  ----------

                             DIVIDEND REINVESTMENT

                                      AND

                              STOCK PURCHASE PLAN


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